Exhibit 12


                          THE COCA-COLA COMPANY AND SUBSIDIARIES

                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (In millions except ratios)

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


                           Six Months
                             Ended                   Year Ended December 31,
                            June 30,    ------------------------------------------------
                              1997        1996      1995      1994      1993      1992
                           ----------   --------  --------  --------  --------  --------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles    $ 3,366      $ 4,596   $ 4,328   $ 3,728   $ 3,185   $ 2,746

 Fixed charges                 152          324       318       236       213       207

 Adjustments:
  Capitalized
   interest, net                (6)          (7)       (9)       (5)      (16)      (10)

  Equity (income) loss,
   net of dividends
   received                    (71)         (89)      (25)       (4)      (35)      (30)
                           ----------   --------  --------  --------  --------  --------

 Adjusted earnings         $ 3,441      $ 4,824   $ 4,612   $ 3,955   $ 3,347   $ 2,913
                           ==========   ========  ========  ========  ========  ========


FIXED CHARGES:

 Gross interest
  incurred                 $   136      $   293   $   281   $   204   $   184   $   181

 Interest portion of
  rent expense                  16           31        37        32        29        26
                           ----------   --------  --------  --------  --------  --------

 Total fixed charges       $   152      $   324   $   318   $   236   $   213   $   207
                           ==========   ========  ========  ========  ========  ========

 Ratios of earnings
  to fixed charges            22.6         14.9      14.5      16.8      15.7      14.1
                           ==========   ========  ========  ========  ========  ========


  At June 30, 1997, the Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $294 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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